Exhibit 4.2

DISTRIBUTION REINVESTMENT PLAN SEALY INDUSTRIAL PARTNERS IV, LP

Sealy Industrial Partners IV, LP, a Georgia limited partnership (the “Partnership”), has adopted this Distribution Reinvestment Plan (the “Plan”), to be administered by the Partnership’s general partner or any appointee of the Partnership’s general partner (the “Administrator”) as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1.
Election to Participate. Any holder of units of limited partnership interest of the Partnership (the “Units”), may become a Participant in the Plan by making a written election to participate in the Plan on such purchaser’s subscription agreement at the time of subscription for Units or by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be acceptable to the Administrator. Participants in the Plan generally are required to have the full amount of their cash distributions (other than “Excluded Distributions” as defined below) with respect to all Units owned by them reinvested pursuant to the Plan in additional Units of the same class held by such Participant. However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Units to be subject to participation in the Plan.

2.
Distribution Reinvestment. The Administrator will receive all cash distributions (other than “Excluded Distributions”) paid by the Partnership with respect to Units of the Participants (collectively, the “Distributions”). Participation will commence (a) immediately, in the case of Participants who make a written election to participate in the Plan on their subscription agreement at the time of their initial subscription for Units; or (b) in the case of Participants who elect to participate in the Plan subsequent to completing their initial subscription agreement, with the next Distribution payment after receipt of the Participant’s election, provided it is received at least ten days prior to the last day of the period to which such Distribution relates. The election will apply to all Distributions attributable to such period and to all periods thereafter, unless and until termination of participation in the Plan, in accordance with Section 8. As the Distribution Period (as defined below) is presently a fiscal quarter, a written election to participate pursuant to clause (b) above must be received by the Administrator at least ten days prior to the last day of the fiscal quarter, in order to become a Plan Participant with respect to that quarter’s Distributions. If the period for Distribution payments shall be changed, then this paragraph shall also be changed, without the need for advance notice to Participants. As used in this Plan, the term “Excluded Distributions” shall mean those cash or other distributions designated as Excluded Distributions by the Partnership’s general partner.

3.
General Terms of Plan Investments.

The Administrator will apply all Distributions subject to this Plan, as follows:

(a)
The Administrator will invest Distributions in Units of the same class held by such Participant at a per Unit price equal to the then-applicable offering price per Unit, or if the Partnership is not conducting an offering of Units, the Partnership’s net asset value per Unit for such class on the date the Distribution is paid.
(b)
No selling commissions, managing broker-dealer fees, or any other fees will be paid for the Units purchased pursuant to the Plan.
(c)
For each Participant, the Administrator will maintain an account which shall reflect for each period in which Distributions are paid (a “Distribution Period”) the Distributions received by the Administrator on behalf of such Participant and the number of Units purchased on behalf of such Participant pursuant to the Plan.
(d)
Distributions shall be invested in Units of the same class held by such Participant by the Administrator on the payment date of such Distributions.

(e)
Participants may acquire fractional Units, computed to four decimal places, so that 100% of the Distributions will be used to acquire Units. The ownership of the Units shall be reflected on the books of the Partnership or its transfer agent.

4.
Absence of Liability. Neither the Partnership nor the Administrator shall have any responsibility or liability as to the value of the Units or any change in the value of the Units acquired for the Participant’s account. Neither the Partnership nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act hereunder.

5.
Suitability. Each Participant shall immediately notify the Administrator in the event that, at any time during his, her or its participation in the Plan, there is any material change in the Participant’s financial condition, as compared to information previously provided to the Partnership such that the Participant no longer qualifies as an “accredited investor” as defined in Regulation D, Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), or if there is any inaccuracy of any representation under the subscription agreement for the Participant’s initial purchase of Units. A material change shall include any anticipated or actual material decrease in net worth or annual gross income, or any other material change in circumstances that may be likely to cause the Participant to fail to meet the definition of “accredited investor” or cause the Participant’s broker or financial advisor to determine that an investment in Units is no longer suitable and appropriate for the Participant.

6.
Reports to Participants. Within ninety (90) days after the end of each calendar year, the Administrator will mail and/or deliver electronically to each Participant a statement of account describing, as to such Participant, the Distributions reinvested during the prior year, the number and class of Units purchased pursuant to the Plan during the prior year, the per Unit purchase price for such Units and the total number and class of Units purchased on behalf of the Participant under the Plan. Each statement also shall advise the Participant that, in accordance with Section 5 hereof, the Participant is required to notify the Administrator in the event there is any material change in the Participant’s financial condition or if any representation made by the Participant under the subscription agreement for the Participant’s initial purchase of Units becomes inaccurate. Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Partnership or the Administrator at least annually.

7.
Taxes. Taxable Participants may incur a tax liability for Distributions even though they have elected not to receive their Distributions in cash but rather to have their Distributions reinvested in Units under the Plan.

8.
Termination by Participant.

(a)
A Participant may terminate or modify his, her or its participation in the Plan at any time by written notice to the Administrator. To be effective for any Distribution, such notice must be received by the Administrator at least ten days prior to the last day of the Distribution Period to which it relates.
(b)
As the Distribution Period is presently a fiscal quarter, a written election to terminate must be received by the Administrator at least ten days prior to the last day of the fiscal quarter, in order to terminate participation in the Plan for that quarter. If the period for Distribution payments shall be changed, then this paragraph shall also be changed, without the need for advance notice to Participants.
(c)
A Participant’s transfer of Units will terminate participation in the Plan with respect to such transferred Units as of the first day of the Distribution Period in which such transfer is effective, unless the transferee of such Units in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

9.
Denial or Termination of Participation by Administrator. The Administrator is authorized to deny or immediately terminate participation in the Plan to holders of Units who no longer meet the definition of “accredited investor” under the Securities Act, or to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan. The Administrator may terminate a Participant’s individual participation in the Plan in the Administrator’s sole discretion at any time by providing ten (10) days’ prior written notice to such Participant.

10. Amendment or Termination of the Plan.

(a) The terms and conditions of this Plan may be amended by the Partnership at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by mailing a written notice at least ten (10) days’ prior to the effective date thereof to each Participant, provided, however, the Partnership may not amend the Plan to (i) provide for selling commissions to be paid for Units purchased pursuant to this Plan or (ii) to revoke a Participant’s right to terminate or modify his, her or its participation in the Plan.

(b) The Partnership may suspend or terminate the Plan at any time by providing ten (10) days’ prior written notice to all Participants.

(c) After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant a check for the amount of any Distributions in the Participant’s account that have not been invested in Units. Any future Distributions with respect to such former Participant’s Units made after the effective date of the termination of the Participant’s participation will be sent directly to the former Participant.

11. Governing Law. This Plan and the Participants’ election to participate in the Plan shall be governed by the laws of the State of Georgia.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Sealy Industrial Partners IV, LP, 333 Texas Street, Suite 1050, Shreveport, LA 71101, or such other address as may be specified by the Administrator by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator. Each Participant shall notify the Administrator promptly in writing of any changes of address.